Exhibit 10.1

AGREEMENT REGARDING SETTLEMENT OF STOCK OPTIONS

This Agreement regarding Settlement of Stock Options (this “Agreement”) is made and entered into this 28th day of March, 2007 by and between Graphic Packaging Corporation (the “Company”) and Mr. Stephen M. Humphrey.

WHEREAS, on March 31, 1997, the Company granted 1,081,675 stock options with an exercise price of $3.28 to Mr. Humphrey;

WHEREAS, on March 31, 1997, the Company also granted 1,081,675 stock options with an exercise price of $4.93 to Mr. Humphrey;

WHEREAS, all of such 2,163,350 stock options vested and became exercisable on August 8, 2003;

WHEREAS, pursuant to an Agreement dated September 12, 2005, Mr. Humphrey now holds 432,670 of the 1,081,675 stock options with an exercise price of $3.28 and 432,670 of the 1,081,675 stock options with an exercise price of $4.93 solely for the benefit of his ex-wife and such stock options shall not be subject to this Agreement;

WHEREAS, the remaining 1,298,010 stock options (the “Covered Options”) will expire on March 31, 2007; and

WHEREAS, in light of the limited remaining time during which Mr. Humphrey can exercise the Covered Options in accordance with the Company’s Insider Trading Policy and the fact that Mr. Humphrey has material non-public information about the Company that prevents him from exercising the Covered Options and selling any of the shares subject to such Covered Options, the Board of Directors has determined that it is in the best interests of the Company to settle such Covered Options in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the Company and Mr. Humphrey hereby agree as follows:

1.             Effective as of March 17, 2007, the Company shall cancel the Covered Options and Mr. Humphrey shall have no further right of any kind to such Covered Options or the proceeds therefrom and the Company shall have no further obligation of any kind regarding such Covered Options.

2.             The Company shall pay to Mr. Humphrey an amount in cash equal to: (i) the number of Covered Options with an exercise price of $3.28 per share (649,005) multiplied by the difference between the average closing price of the Company’s common stock on the NYSE from March 6, 2007 to March 16, 2007 and $3.28 (the exercise price of such Covered Options), plus (ii) the number of Covered Options with an exercise price of $4.93 per share (649,005) multiplied by the difference between the average closing price of the Company’s common stock on the NYSE from March 6, 2007 to March 16, 2007 and $4.93 (the exercise price of such Covered Options), minus (iii) the amount of any applicable withholding for taxes.  If the closing price of the Company’s common stock on the NYSE from March 6, 2007 to March 16, 2007 is less than the exercise price of any of the Covered Options, then no cash amount shall be paid with respect to such Covered Options.  The Company shall pay the cash amount to Mr. Humphrey on January 8, 2008.

3.             The Company’s obligation to pay Mr. Humphrey may be deemed to be a deferred compensation arrangement subject to the provisions of Section 409A of the Internal Revenue Code.  If for any reason the arrangement set forth above should prove not to satisfy the final requirements and conditions of Section 409A in order to be taxed without any penalty as ordinary income, the Company may accelerate or delay such payment and/or take such other steps as may be necessary or advisable in order for such arrangement to comply with Section 409A.

Graphic Packaging Corporation

By:	/s/ Wayne E. Juby

Name:	Wayne E. Juby

Title:	Sr. VP, Human Resources

/s/ Stephen M. Humphrey
Stephen M. Humphrey